Exhibit 99.1

MARKEL ANNOUNCES INVESTOR MEETINGS

& CONFERENCE CALL DATE AND TIME

FOR IMMEDIATE RELEASE	CONTACT: BRUCE KAY
TELEPHONE: 804-747-0136

Richmond, VA, April 29, 2011 — Markel Corporation (NYSE – MKL) plans to comment on first quarter 2011 results at investor meetings this weekend as set forth below. Further discussion of these matters and other first quarter results will be included in the Company’s Quarterly Report on Form 10-Q, which is expected to be available on May 5.

In connection with the investor meetings, the Company will provide the following highlights of first quarter 2011 financial results (dollars in millions, except book value per share):

Gross premium volume	$590.8
Combined ratio	112%
Net income to shareholders	$8.3
Book value per common share outstanding	$329.09

Gross premium volume for the first quarter of 2011 increased 21% compared to the same period of 2010 and was favorably impacted by premiums from the Company’s FirstComp workers’ compensation operations, which were acquired in late 2010, and from Elliott Special Risks, which has been converted from a managing general agent operation to a risk bearing insurance division of Markel International. Gross premium volume also benefited from an improved pricing environment in the Marine and Energy division of Markel International.

The combined ratio for the first quarter of 2011 included $69 million, or 15 points, of underwriting loss related to the Australian floods, the New Zealand earthquake and the earthquake and subsequent tsunami in Japan. Favorable development on prior years’ loss reserves was $75 million in the first quarter of 2011. Investment results for the first quarter of 2011 were in line with the Company’s expectations.

The Company will hold a conference call on Friday, May 6, 2011, beginning at 10:30 a.m. (Eastern Daylight Savings Time) to discuss quarterly financial results and business developments. Any person interested in listening to the call, or a replay of the call, which will be available from approximately two hours after the conclusion of the call until Monday, May 16, 2011, should contact Markel’s Investor Relations Department at 804-747-0136. Investors, analysts and the general public also may listen to the call free over the Internet through the Company’s web site, www.markelcorp.com.

The webcast, the conference call and the content and permitted replays or rebroadcasts thereof are the exclusive copyrighted property of Markel Corporation and may not be copied, taped, rebroadcast or published in whole or in part without the express written consent of Markel Corporation.

This release contains statements concerning or incorporating the Company’s expectations, assumptions and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. There are risks and uncertainties that may cause actual results to differ materially from predicted results in forward-looking statements. Factors that could cause actual results to differ from those predicted are set forth under “Risk Factors” and “Safe Harbor and Cautionary Statement” in the Company’s 2010 Annual Report on Form 10-K. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Markel Corporation is a diverse financial holding company serving a variety of niche markets. The Company’s principal business markets and underwrites specialty insurance products. In each of the Company’s businesses, it seeks to provide quality products and excellent customer service so that it can be a market leader. The financial goals of the Company are to earn consistent underwriting and operating profits and superior investment returns to build shareholder value.